AMENDMENT TO

WARRANT FOR THE PURCHASE OF COMMON STOCK

THIS AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK is made on August 1, 2006 (the “Amendment”) by and between MEDecision, Inc., a Pennsylvania corporation (the “Company”) and Commerce Bank, N.A., the successor by merger to Commerce Bank/Pennsylvania, N.A. (“Commerce”), and amends that certain Warrant for the Purchase of Common Stock dated February 12, 1997 (the “Agreement”) issued by the Company to Commerce. Except as otherwise set forth herein, capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

BACKGROUND

In connection with the Termination Agreement dated the date hereof regarding that certain Registration Rights Agreement dated June 1, 1999 between the Company and Commerce, the Company and Commerce desire to amend the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Commerce, intending to be legally bound hereby, agree as follows:

1.	Amendment.

a. The words “724 W. Lancaster Avenue, Suite 200, Wayne, Pennsylvania 19087” in the first paragraph of the Agreement are hereby deleted and the following words are inserted in their place: “601 Lee Road, Chesterbrook Corporate Center, Wayne, Pennsylvania 19087.”

b. Section 1 of the Agreement is hereby amended in its entirety to read in its entirety as follows:

“Section 1. Exercise of Warrant.

a. This Warrant may be exercised in whole or in part on any business day prior to the Expiration Date by presentation and surrender hereof to the Company at its principal office at the address set forth in the initial paragraph hereof (or at such other address as the Company may hereafter notify the Holder in writing) with the Purchase Form annexed hereto (the “Purchase Form”) duly executed and accompanied by proper payment of the Exercise Price in lawful money of the United States of America in the form of a check or such other means as is acceptable to the Company, subject to collection, for the number of Warrant Shares specified in the Purchase Form. Upon receipt by the Company of this Warrant and such Purchase Form, together with proper payment of the Exercise Price, at such office, the Holder shall be deemed to be the holder of record of the Warrant Shares, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder. The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issuance or delivery of the Warrant Shares.

b. Net Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one Warrant Share is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may elect (the “Conversion Right”) to receive Warrant Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant to the Company at its principal office at the address set forth in the initial paragraph hereof (or at such other address as the Company may hereafter notify the Holder in writing) with the Purchase Form annexed hereto duly executed in which event the Company shall issue to the Holder a number of Warrant Shares equal to the result obtained using the following formula:

X =	Y(A-B)
A

Where:

X =  the number of Warrant Shares to be issued to the Holder;

Y =  the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation);

A =  the fair market value of one Warrant Share (at the date of such calculation); and

B =  Exercise Price of one Warrant Share (as adjusted to the date of such calculation).

For purposes of the above calculation:

(i) if the Common Stock is traded on a national securities exchange or is listed on the Nasdaq National Market System (the “National Market System”) on the effective date of exercise of the Conversion Right, the fair market value of one Warrant Share shall be the average daily Market Price (as defined below in subsection (iii)) of one share of Common Stock during the period of the most recent ten (10) days, ending on the last business day before the effective date of exercise of the Conversion Right, on which the national securities exchanges or the National Market System, as applicable, were open for trading; or

(ii) if the Common Stock is not then traded on a national securities exchange or listed on the National Market System, the fair market value of one Warrant Share shall be determined in good faith by the Board of Directors of the Company.

(iii) If the Common Stock is traded on a national securities exchange or is listed on the National Market System, the “Market Price” as of a specified day shall be the last reported sale price of Common Stock on such exchange or on the National Market System on such date, or if no such sale is made on such day, the mean of the closing bid and asked prices for such day on such exchange or on the National Market System.

c. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant, execute and deliver a new Warrant evidencing the right of the Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder, for the remaining exercise period, if any.”

c. Section 17 is hereby amended in its entirety to read in its entirety as follows:

“Notices. All communications under this Warrant shall be in writing and shall be sent by telecopier, a nationally recognized express courier, hand delivery or certified or registered mail, postage prepaid, if to the Company, to MEDecision, Inc., 601 Lee Road, Chesterbrook Corporate Center, Wayne, Pennsylvania 19087 or if to the Holder to its address set forth in the Register.”

2. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of all the successors and assigns, respectively, of the Company and Commerce.

3. Governing Law. This Amendment shall be governed by the laws of the Commonwealth of Pennsylvania without regard to conflict of law provisions of the Commonwealth of Pennsylvania or any other jurisdiction.

4. Ratification. Except as expressly waived, amended, modified or supplemented hereby, the Agreement and the respective rights and obligations of each party thereto which are provided therein are hereby ratified and confirmed and shall continue in full force and effect. This Amendment shall not be considered a waiver or amendment of any party’s rights under the Agreement, except as the same are expressly amended or supplemented hereby.

5. Counterparts. This Amendment may be executed in multiple counterparts, whether by facsimile or otherwise, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this AMENDMENT TO WARRANT FOR THE PURCHASE OF COMMON STOCK has been duly executed and delivered by each party hereto as of the date first written above.

MEDECISION, INC.
By:	/s/ Carl E. Smith
Name:	Carl E. Smith
Title:	Chief Financial Officer

COMMERCE BANK, N.A.
By:	/s/ Carl Kopfinger
Name:	Carl Kopfinger
Title:	Vice President